Summit Midstream Partners, LP 2100 McKinney Avenue; Suite 1250 Dallas, Texas 75201

Summit Midstream Partners, LP Reports Fourth Quarter and
Full Year 2012 Financial & Operating Results
Dallas, Texas (March 13, 2013) - Summit Midstream Partners, LP (NYSE: SMLP) today announced financial and operating results for the fourth quarter and full year of 2012.
SMLP reported Adjusted EBITDA of $28.6 million for the fourth quarter of 2012, up 44.4% from $19.8 million in the fourth quarter of 2011 and up 23.8% from $23.1 million in the third quarter of 2012. The fourth quarter of 2012 included three months of financial and operating results from Grand River compared to only two months in the fourth quarter of 2011. Adjusted EBITDA in the fourth quarter of 2012 was higher than the third quarter of 2012 primarily due to higher volume throughput at DFW Midstream, increased revenue from condensate sales at Grand River and $0.8 million of future annual minimum volume commitment (“MVC”) shortfall payments. Adjusted EBITDA in the fourth quarter of 2012 was also higher due to $2.7 million of non-recurring transaction costs and ad valorem tax expense recorded in the third quarter of 2012.
“We are pleased to report strong financial and operating results for the fourth quarter of 2012,” said Steve Newby, President and Chief Executive Officer of SMLP. “Adjusted distributable cash flow of $24.7 million in the fourth quarter of 2012 enabled us to declare a distribution above our minimum quarterly distribution in our first quarter as a public company, while maintaining a 1.21x quarterly distribution coverage ratio. For the fourth quarter of 2012, we distributed $0.41 per unit on all outstanding common and subordinated units, or $1.64 on an annualized basis, which was 2.5% over our minimum quarterly distribution.”
Newby continued, “Our fee-based business model, combined with our contracted and growing MVCs, continue to provide us with cash flow stability and growth. We remain confident that we will achieve our previously communicated 8.0% to 10.0% distribution growth target for 2013, excluding the effect of any potential asset drop downs from the owner of our general partner, Summit Investments. Given its recent acquisition and development activity, Summit Investments maintains a deep inventory of crude oil and natural gas gathering and processing assets to potentially offer SMLP. If this occurs, we would expect distributions at SMLP to increase above our stated guidance.”
Adjusted EBITDA for the full year of 2012 totaled $103.3 million, up 81.9% over the $56.8 million for the full year of 2011, primarily due to volume throughput at DFW Midstream increasing 6.6% to 355 million cubic feet per day (“MMcf/d”) in 2012 from 333 MMcf/d in 2011 and the inclusion of twelve months of Grand River in 2012 versus only two months in 2011.
Volume throughput on the Grand River system averaged 546 MMcf/d in the fourth quarter of 2012 compared to 586 MMcf/d (which included approximately 19 MMcf/d of temporary interruptible volumes) for the two months that we owned Grand River in the fourth quarter of 2011. Volume throughput at Grand River declined in the fourth quarter of 2012 primarily due to (i) lower drilling activity in the second half of 2012 from certain of our customers; (ii) temporary production issues experienced by a customer at several Mamm Creek pad sites; and (iii) the natural decline of previously drilled Mancos/Niobrara wells in the Orchard Field. Grand River volume throughput during the fourth quarter of 2012 consisted of 417 MMcf/d from the Mamm Creek Field, 85 MMcf/d from the South Parachute Field and 44 MMcf/d from the Orchard Field. Given that our Grand River contracts include MVCs that increase (in the aggregate) over the next several years, the lower volume throughput at Grand River during the fourth quarter of 2012 translated into larger MVC shortfall payments and as a result, did not impact cash flow in the fourth quarter of 2012. The Grand River system averaged volume throughput of 575 MMcf/d in 2012.
Volume throughput on the DFW Midstream system averaged 387 MMcf/d in the fourth quarter of 2012 compared to 386 MMcf/d in the fourth quarter of 2011 and 380 MMcf/d in the third quarter of 2012. Volume throughput on the DFW Midstream system increased 1.8% in the fourth quarter of 2012 over the third quarter of 2012 despite no new wells being added. This quarterly growth is primarily the result of our customers increasing available production behind the wellhead and continuing to relax previously implemented production curtailments. In addition, there were four days in the quarter in which the system operated at less than 60% capacity. This downtime was related to the installation of a new 6,000 horsepower compressor unit at the Arlington No. 1

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Compressor Station. On a pro forma basis, as adjusted for the four days of downtime, the DFW Midstream system would have averaged 394 MMcf/d, an increase of 3.7% over the third quarter of 2012. For the full year of 2012, the DFW Midstream system reported volume throughput of 355 MMcf/d, up 6.6% over the 333 MMcf/d in 2011. Volume throughput on the DFW Midstream system for the full year of 2012 was negatively impacted due to certain of our customers curtailing production from in-service wells, primarily during the first six months of 2012, in response to historically low natural gas prices.
As of December 31, 2012, the DFW Midstream system was connected to 64 pad sites compared to 58 pad sites connected as of December 31, 2011. Construction is currently underway to connect three additional pad sites which are expected to be complete in the first quarter of 2013 and one pad site that is expected to be complete in the second quarter of 2013. All four of these pad sites contain existing wells that could immediately increase volume throughput. As of December 31, 2012, our DFW Midstream system had an inventory of 37 wells in various stages of drilling or completion.
MVC Shortfall Payments
SMLP billed $7.2 million related to MVC shortfall payments in the fourth quarter of 2012, primarily from our Grand River customers, due to lower actual volume throughput than required by our gas gathering agreements. Approximately $4.8 million of the total MVC shortfall payments was recognized as gathering revenue and the remaining $2.4 million was recognized as deferred revenue. Adjusted EBITDA in the fourth quarter of 2012 included approximately $4.4 million due to the MVC mechanisms included in our gas gathering agreements and included ($0.4) million of adjustments related to MVC shortfall payments.

	Three Months Ended December 31, 2012
(In millions)	MVC Billings	Gathering Revenue	Adjustments to MVC Shortfall Payments	Net Impact to Adjusted EBITDA (1)
Net change in deferred revenue - Grand River	$2.3	$—	$2.3	$2.3
Net change in deferred revenue - DFW	0.1	—	0.1	0.1
MVC shortfall payment adjustment - Grand River	4.8	4.8	(3.6)	1.2
MVC shortfall payment adjustment - DFW	—	—	0.8	0.8
Total	$7.2	$4.8	$(0.4)	$4.4
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(1) Reflects the combination of (i) amounts related to gathering revenue and (ii) amounts related to adjustments to MVC shortfall payments.
Capital Expenditures
For the three months ended December 31, 2012, SMLP recorded total capital expenditures of $16.1 million, of which approximately $2.0 million was classified as maintenance capital expenditures. Prior to the fourth quarter of 2012, we did not make a distinction between maintenance and expansion capital expenditures; therefore, maintenance capital expenditures prior to the fourth quarter of 2012 have been estimated.
Development activities during the fourth quarter of 2012 were primarily related to the construction of 13 miles of new gathering pipeline across the DFW Midstream and Grand River systems and the connection of one new pad site on the DFW Midstream system and three new pad sites on the Grand River system. Development activities also included the installation of custody transfer meters and the continued build-out of new medium-pressure pipeline infrastructure on the Grand River system. During the fourth quarter of 2012, SMLP commenced construction activities to connect three new pad sites on the DFW Midstream system, which are expected to be complete in the first quarter of 2013. SMLP also completed the installation of a new 6,000 horsepower electric-drive compressor unit on the DFW Midstream system during the fourth quarter of 2012; in January 2013, the unit was fully commissioned and increased system capacity from 410 MMcf/d to 450 MMcf/d.

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Capital & Liquidity
SMLP had total liquidity (cash plus available capacity under its revolving credit facility) of $358.7 million as of December 31, 2012. Upon completing the initial public offering (“IPO”) of its common units on October 3, 2012, SMLP repaid $140.0 million of outstanding debt under its $550.0 million revolving credit facility. As of December 31, 2012, based upon the terms of SMLP's revolving credit facility and total outstanding debt of $199.2 million, total leverage (net debt divided by EBITDA) was approximately 1.8:1.
Quarterly Distribution
On January 23, 2013, the Board of Directors of SMLP's general partner declared a quarterly cash distribution of $0.41 per unit on all outstanding common and subordinated units for the fourth quarter of 2012. The distribution was paid on February 14, 2013 to unitholders of record as of the close of business on February 7, 2013. This was SMLP's first quarterly distribution since completing its IPO and was 2.5% over SMLP's minimum quarterly distribution.
2013 Guidance Reiterated
SMLP reiterated its Adjusted EBITDA guidance for fiscal year 2013 of $110.0 million to $120.0 million. SMLP believes that its attainment of this target should facilitate distribution growth to limited partners of 8.0% to 10.0% in 2013.
Fourth Quarter 2012 Earnings Call Information
SMLP will host a conference call at 11:30 a.m. Eastern on Thursday, March 14, 2013 to discuss its quarterly financial and operating results. Interested parties may participate in the call by dialing 847-413-3362 or toll-free 800-446-1671 and entering the passcode 34267638. The conference call will also be webcast live and can be accessed through the Investors section of SMLP's website at www.summitmidstream.com.
A replay of the conference call will be available until March 28, 2013 at 11:59 p.m. Eastern, and can be accessed by dialing 888-843-7419 and entering the replay passcode 34267638#. An archive of the conference call will also be available on SMLP's website.
Use of Non-GAAP Financial Measures
We report financial results in accordance with U.S. generally accepted accounting principles (GAAP). We also present EBITDA, Adjusted EBITDA and distributable cash flow and adjusted distributable cash flow. We define EBITDA as net income, plus interest expense, income tax expense, and depreciation and amortization expense, less interest income and income tax benefit. We define Adjusted EBITDA as EBITDA plus non-cash compensation expense and adjustments related to MVC shortfall payments. We define distributable cash flow as Adjusted EBITDA plus cash interest income, less cash paid for interest expense and income taxes and maintenance capital expenditures. We define adjusted distributable cash flow as distributable cash flow plus or minus other non-cash or non-recurring expenses or income. Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.
About Summit Midstream Partners, LP
SMLP is a growth-oriented limited partnership focused on owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in North America. SMLP currently provides fee-based natural gas gathering and compression services in two unconventional resource basins: (i) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in western Colorado; and (ii) the Fort Worth Basin, which

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includes the Barnett Shale formation in north-central Texas. SMLP owns and operates approximately 399 miles of pipeline and 147,600 horsepower of compression. SMLP is headquartered in Dallas, TX with offices in Houston, TX, Denver, CO and Atlanta, GA.
Summit Midstream Partners, LLC (“Summit Investments”) owns a 69.1% limited partner interest in SMLP and owns and controls the general partner of SMLP, Summit Midstream GP, LLC, which has sole responsibility for conducting the business and managing the operations of SMLP. Summit Investments is a privately held company owned by members of management, funds controlled by Energy Capital Partners II, LLC, and GE Energy Financial Services, Inc. and certain of its affiliates.
SMLP completed its IPO on October 3, 2012 to become a publicly traded entity. References to the “Company”, “we” or “our,” when used for dates or periods ended on or after the IPO, refer collectively to SMLP and its subsidiaries. References to the “Company”, “we” or “our,” when used for dates or periods ended prior to the closing of the IPO, refer collectively to Summit Investments and its subsidiaries.
Forward Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management's control) that may cause our actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting us is contained in our Rule 424(b)(4) Prospectus filed with the Securities and Exchange Commission (“SEC”) on September 28, 2012 and other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS – UNAUDITED

	December 31,
	2012	2011
	(Dollars in thousands)
Assets
Current assets:
Cash and cash equivalents	$7,895	$15,462
Accounts receivable	33,504	27,476
Receivable from affiliate	774	—
Other assets	2,190	1,966
Total current assets	44,363	44,904
Property, plant and equipment, net	681,993	638,190
Intangible assets, net
Favorable gas gathering contract	19,958	21,673
Contract intangibles	229,596	242,238
Rights-of-way	35,986	32,802
Total intangible assets, net	285,540	296,713
Goodwill	45,478	45,478
Other noncurrent assets	6,137	4,979
Total assets	$1,063,511	$1,030,264

Liabilities and Partners' Capital and Membership Interests
Current liabilities:
Trade accounts payable	$15,817	$21,485
Deferred revenue	865	—
Ad valorem taxes payable	5,455	2,383
Other current liabilities	4,324	4,971
Total current liabilities	26,461	28,839
Promissory notes payable to Sponsors	—	202,893
Revolving credit facility	199,230	147,000
Noncurrent liabilities, net	7,420	8,944
Deferred revenue	10,899	1,770
Other noncurrent liabilities	254	—
Total liabilities	244,264	389,446
Commitments and contingencies

Common limited partner capital (24,412,427 units issued and outstanding at December 31, 2012)	418,856	—
Subordinated limited partner capital (24,409,850 units issued and outstanding at December 31, 2012)	380,169	—
General partner interests (996,320 units issued and outstanding at December 31, 2012)	20,222	—
Membership interests	—	640,818
Total partners' capital and membership interests	819,247	640,818
Total liabilities and partners' capital and membership interests	$1,063,511	$1,030,264

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands, except per-unit and unit amounts)
Revenues:
Gathering services and other fees	$42,821	$35,645	$149,371	$91,421
Natural gas and condensate sales	6,030	3,926	16,320	12,439
Amortization of favorable and unfavorable contracts (1)	(217)	(47)	(192)	(308)
Total revenues	48,634	39,524	165,499	103,552

Costs and expenses:
Operation and maintenance	14,481	11,068	51,658	29,855
General and administrative	5,380	6,354	21,357	17,476
Transaction costs	48	3,166	2,020	3,166
Depreciation and amortization	9,164	5,896	35,299	11,367
Total costs and expenses	29,073	26,484	110,334	61,864
Other income	1	2	9	12
Interest expense	(1,767)	(641)	(7,340)	(1,029)
Affiliated interest expense	—	(2,025)	(5,426)	(2,025)
Income before income taxes	17,795	10,376	42,408	38,646
Income tax expense	(181)	(171)	(682)	(695)
Net income	$17,614	$10,205	$41,726	$37,951

Less: net income attributable to the pre-IPO period	—		24,112
Net income attributable to the post-IPO period	17,614		17,614
Less: net income attributable to general partner	352		352
Net income attributable to limited partners	$17,262		$17,262

Earnings per common unit – basic	$0.35
Earnings per common unit – diluted	$0.35
Earnings per subordinated unit – basic and diluted	$0.35

Weighted-average common units outstanding – basic	24,412,427
Weighted-average common units outstanding – diluted	24,543,985
Weighted-average subordinated units outstanding – basic and diluted	24,409,850
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(1) The amortization of favorable and unfavorable contracts relates to gas gathering agreements that were deemed to be above or below market at the acquisition of the DFW Midstream system. We amortize these contracts on a units-of-production basis over the life of the applicable contract. The life of the contract is the period over which the contract is expected to contribute directly or indirectly to our future cash flows.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
OTHER FINANCIAL AND OPERATING DATA – UNAUDITED

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(Dollars in thousands)
Other financial data:
EBITDA (1)	$28,942	$18,983	$90,656	$53,363
Adjusted EBITDA (1)	28,632	19,756	103,300	56,803
Capital expenditures (2)	16,051	17,006	76,698	78,248
Acquisition expenditures	—	589,462	—	589,462
Distributable cash flow	24,660	17,073	88,492	50,980
Adjusted distributable cash flow
Distribution coverage ratio (3)	1.21x

Other operating data:
Miles of pipeline (end of period)	399	371	399	371
Number of wells (end of period) (3)	2,134	1,974	2,134	1,974
Number of pad sites (end of period)	442	431	442	431
Aggregate average throughput (MMcf/d) (4)	933	775	929	431
__________
(1) EBITDA and Adjusted EBITDA for the year ended December 31, 2012 included $2.0 million of transaction costs, of which $1.7 million related to Summit Investments' acquisition of ETC Canyon Pipeline, LLC (“Red Rock”). Red Rock is not an asset of SMLP. These unusual and non-recurring expenses were settled in cash.
(2) Capital expenditures do not include acquisition capital expenditures. In October 2011, we acquired the Grand River system. Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. For the three months and year ended December 31, 2011, the calculation of distributable cash flow includes estimates for the portion of total capital expenditures that were maintenance capital expenditures.
(3) Distribution coverage ratio calculation for the three months ended December 31, 2012 is based on distributions in respect of the fourth quarter of 2012 that were paid in February 2013.
(4) Excludes wells connected to the nine central receipt points on the Grand River system that averaged 245 MMcf/d for the three months ended December 31, 2012 and 256 MMcf/d for the year ended December 31, 2012. We acquired the Grand River system in October 2011.

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SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES – UNAUDITED

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(In thousands)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA, Distributable Cash Flow and Adjusted Distributable Cash Flow:
Net income	$17,614	$10,205	$41,726	$37,951
Add:
Interest expense	1,767	2,666	12,766	3,054
Income tax expense	181	171	682	695
Depreciation and amortization expense	9,164	5,896	35,299	11,367
Amortization of favorable and unfavorable contracts	217	47	192	308
Less:
Interest income	1	2	9	12
EBITDA (1)	$28,942	$18,983	$90,656	$53,363
Add:
Non-cash compensation expense	83	773	1,876	3,440
Adjustments related to MVC shortfall payments (2)	(393)	—	10,768	—
Adjusted EBITDA (1)	$28,632	$19,756	$103,300	$56,803
Add:
Interest income	1	2	9	12
Less:
Cash interest paid	2,009	1,481	8,283	2,463
Cash taxes paid	—	—	650	223
Maintenance capital expenditures (3)	1,964	1,204	5,884	3,149
Distributable cash flow	$24,660	$17,073	$88,492	$50,980
Add:
Transaction costs (1)	48	3,166	2,020	3,166
Adjusted distributable cash flow	$24,708	$20,239	$90,512	$54,146

Distributions declared (4)	$20,425

Distribution coverage ratio	1.21x
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(1) EBITDA and Adjusted EBITDA for the year ended December 31, 2012 included $2.0 million in transaction costs, of which $1.7 related to Summit Investments' acquisition of Red Rock. Red Rock is not an asset of SMLP. These unusual and non-recurring expenses were settled in cash.
(2) Adjustments related to MVC shortfall payments account for (i) the net increases or decreases in deferred revenue for MVC shortfall payments and (ii) our inclusion of future expected annual MVC shortfall payments in Adjusted EBITDA.

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(3) Prior to the fourth quarter of 2012, we did not distinguish between maintenance and expansion capital expenditures. Therefore, to calculate distributable cash flow, we have estimated the portion of these expenditures that were maintenance capital expenditures for periods prior to the fourth quarter of 2012.
(4) Reflects quarterly cash distributions of $0.41 per unit in respect of the fourth quarter of 2012 that were paid in February 2013.

SOURCE: Summit Midstream Partners, LP
Contact: Marc Stratton, Vice President and Treasurer, 214-242-1966, ir@summitmidstream.com

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